                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant / /

Filed by a Party other than the Registrant: /x/

Check the appropriate box:

   / /    Preliminary Proxy Statement
   / /    Confidential, For Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
   / /    Definitive Proxy Statement
   /x/    Definitive Additional Materials
   / /    Soliciting Material Under Rule 14a-12

                               SL INDUSTRIES, INC.
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                (Name of Registrant as Specified In Its Charter)

                               THE RORID COMMITTEE
                             STEEL PARTNERS II, L.P.
                             WARREN G. LICHTENSTEIN
                            NEWCASTLE PARTNERS, L.P.
                                 MARK E. SCHWARZ
                                   GLEN KASSAN
                               JAMES R. HENDERSON
                                 STEVEN WOLOSKY
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

          Payment of Filing Fee (Check the appropriate box):

          /x/    No fee required.

          / /    Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                 and 0-11.

          (1)    Title of each class of securities to which transaction applies:

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          (2)    Aggregate number of securities to which transaction applies:

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          (3)    Per unit price or other underlying value of transaction
                 computed pursuant to Exchange Act Rule 0-11:

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          (4)    Proposed maximum aggregate value of transaction:

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          (5)    Total fee paid:

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          / /    Fee paid previously with preliminary materials:

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          / /    Check  box if any  part of the fee is  offset  as  provided  by
Exchange Act Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)     Amount Previously Paid:

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         (2)     Form, Schedule or Registration Statement No.:

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         (3)     Filing Party:

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         (4)     Date Filed:

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                               THE RORID COMMITTEE

             "RESPONSIBLE OWNERS REPLACING INCUMBENT DIRECTORS"

                               THE RORID COMMITTEE

o    The second largest stockholder of SL Industries.

o    Believes that SL's  historical  financial and stock price  performance  has significantly trailed its peer group.

o    Has nominated its slate of directors in opposition to the SL Board.

o    Elections for the Board will be held at the annual meeting of  stockholders on January 22, 2002.

                               THE RORID COMMITTEE

o    The Committee, along with all of the participants in the solicitation,  are the beneficial owners of 850,800 shares (14.9%).

o    The Committee is committed to maximizing shareholder value through a sale of the company or other strategic alternatives.

                              NOMINEES FOR DIRECTOR

o           Warren G. Lichtenstein
o           Mark E. Schwarz
o           James R. Henderson
o           Glen Kassan
o           Steve Wolosky

                                  OUR NOMINEES

o    Are committed to maximizing shareholder value through a sale of the company or other strategic alternatives.

o    Will  constitute a majority of the current  eight-member  board if elected.

                            SL'S LAGGING SHARE PRICE

o    We believe that SL's share price has lagged its peer group over the past several years.

o    During the period from July 31, 1995 through  December 31, 2000, SL's stock price  performance  has lagged its peer group index by 201% with cumulative total returns for the S&P Electrical Equipment group index of approximately
     308% compared to cumulative  total returns for SL's shares of approximately
     107%.

                            SL'S LAGGING SHARE PRICE

o    On December 29, 2000,  the date on which SL last compared its share price to its peer group indexes, SL shares  closed at $11.44.  On December 31,
     2001, the share price closed at $5.85 per share, representing a substantial
     49% decrease since the beginning of 2001.

                                CONTINUED LOSSES

According to SL's Form 10-Q for the fiscal quarter ended September 30, 2001:

o    SL realized  net losses of  approximately  $7.5  million for the nine month period ended September 30, 2001.

o    SL  recorded  losses  from the  restructuring  plan of  approximately  $8.2 million and $4.1 million in the second and third  fiscal  quarters of 2001, respectively.

o    SL  expects  to  record  approximately  $1.2  million  in  losses  from the restructuring plan in the fourth fiscal quarter of 2001.

                                 GOING CONCERN

We are  extremely  concerned  with  SL's  ability  to  continue  as a going concern. According to SL's Form 10-Q for the fiscal quarter ended September 30,
2001 and Form 8-K filed December 26, 2001:

o    SL has exhausted the  availability  of funds under its credit facility with
     $38.8  million of principal  outstanding,  as of September 30, 2001, of the maximum $40 million availability.

o    SL had advised its banks that it was in default of the financial  covenants in its credit facility at September 30, 2001. SL recently announced that it had  obtained a waiver  from its banks  with  respect  to its  default  for noncompliance with the financial covenants in the credit facility.

o    The auditors have advised SL that failure to resolve these matters prior to the completion of their fiscal year 2001 audit may result in a modification of their audit report with respect to the company's  ability to continue as a going concern.

                          REASONS FOR THE SOLICITATION

o    We  question  whether  the  interests  of the SL Board and  management  are aligned with the  interests  of SL  stockholders  in view of their  limited ownership of securities of SL.  According to public filings,  the directors and executive  officers own outright in the  aggregate  less than 1% of the outstanding shares of SL.

o    We believe that the SL Board must promptly  explore other  alternatives  to maximize stockholder value including a sale of the entire company.

o    On November  15,  2001,  SL  announced  that the regular  semi-annual  cash dividend payment has been suspended.

                          CHANGE IN CONTROL AGREEMENTS

o    Since we announced that we would challenge SL's incumbent directors with our slate of nominees, certain SL executives (Owen Farren, David Nuzzo and
     Jacob Cherian) entered into "change in control" agreements with SL under which they would be entitled to significant  payments (over $1.1 million in the case of CEO Owen Farren and over $360,000 in the case of Vice President
     David Nuzzo) and other benefits if the executives are terminated  following a change in control of SL.

o    Under the agreements, each such officer will be entitled to receive two times
     (2.99 times for Mr. Farren) the average of his combined annual salary and cash bonus for each of the previous three full calendar years and benefits for up to 24 months (36 months for Mr. Farren) in the event the executive is terminated within one year following a "change in control."

o    We believe the change in control agreements are unwarranted and a waste of corporate assets in view of SL's stock price and operating performance, as described in our proxy statement.

                          SL BOARD'S RESTRUCTURING PLAN

o    We  believe  that  the SL  Board's  restructuring  plan is not in the  best interests of the stockholders.

o    On March 19, 2001,  SL announced  that it had engaged  Credit  Suisse First
     Boston (CSFB) to explore a sale of the company.

o    In November 2001,  SL's Board announced that it did not believe that it was in the best interests of the stockholders to sell the entire company.

o    In November  2001,  the Board also  announced that it was in the process of negotiating the sale of two subsidiaries of SL.

            THE COMMITTEE'S VIEW ON THE SL BOARD'S RESTRUCTURING PLAN

o    We believe that SL should be sold at the current time.

o    We are concerned that the potential sale of these two subsidiaries  will be for substantial  losses and will not maximize  stockholder value for the SL stockholders.

                                   PROXY VOTE

o    Stockholders  of record at the close of  business  on  December 5, 2001 are entitled to vote at the annual meeting.

o    Vote for Nominees committed to a sale of the company.

o    If elected, our nominees will be subject to fiduciary duties which could compel them to change their plans with respect to the sale of the company or other transactions.

o    Vote the GOLD Proxy. If you have already sent a WHITE proxy card to the SL
     Board, you may revoke that proxy and vote against the election of SL's nominees by signing, dating and returning the GOLD proxy card.  The latest dated proxy is the only one that counts.

The RORID Committee -- "Responsible Owners Replacing Incumbent Directors"